Exhibit 99.1

Cumulus Media Inc. Adopts Limited-Duration Shareholder Rights Plan

ATLANTA, February 22, 2024 – Cumulus Media Inc. (NASDAQ: CMLS) (“Cumulus Media” or the “Company”) today announced that its Board of Directors (the “Board”) has adopted a limited-duration shareholder rights plan (“Rights Plan”) to protect the best interests of all Cumulus Media shareholders. The Rights Plan is effective immediately and will expire on February 20, 2025. The Board may consider an earlier termination of the Rights Plan if circumstances warrant.

The limited-duration Rights Plan was adopted in response to the significant accumulation of Cumulus Media stock by Renew Group Private Ltd., an entity based in Singapore (together with its affiliates, the “Group”). In adopting the plan, the Cumulus Board considered, in consultation with legal and financial advisors, among other things, that:

●	The Group initially disclosed that it had acquired approximately 5.15% of the Company’s outstanding Class A shares in a Schedule 13G filing on July 28, 2023;
●	On January 24, 2024, the Group converted its filing to a Schedule 13D and reported beneficial ownership of approximately 10.01% of the Company’s outstanding Class A shares;
●	In meetings with members of Cumulus Media leadership in the weeks following the Group’s Schedule 13D filing, the Group stated its intent to acquire 20% of the Company; and
●	The Group has investments in other media companies, including a sizeable holding in a direct competitor of Cumulus Media.

“Given the facts, the Cumulus Board firmly believes it is necessary to adopt a limited-duration rights plan to protect the interests of all Cumulus shareholders. The Rights Plan is intended to enable the Company’s shareholders to realize the long-term value of their investment, ensure that all shareholders receive fair and equal treatment in the event of any proposed takeover of the Company, and guard against tactics to gain control of the Company without paying all shareholders an appropriate premium for that control,” said Andrew Hobson, Chairman of the Board. He continued, “Cumulus Media’s leadership maintains open dialogue with its investors, including the Group, and intends to continue that practice.”

The Rights Plan applies equally to all current and future shareholders and is not intended to deter offers or preclude the Board from considering offers that are fair and otherwise in the best interest of the Company’s shareholders. The Rights Plan is similar to plans adopted by other publicly traded companies. Pursuant to the Rights Plan, Cumulus Media is issuing one right (“Right”) for each share of Class A and Class B common stock as of the close of business on March 4, 2024. The Rights will initially trade with Cumulus Media common stock and will generally become exercisable only if any person (or any affiliates, associates or persons acting as a group) acquires 15% or more of the Company’s outstanding Class A common stock (the “Triggering Percentage”), including through ownership of the Company’s Class B common stock. The Rights Plan does not aggregate the ownership of shareholders “acting in concert” unless and until they have formed a group under applicable securities laws. If the rights become exercisable, all holders of Rights (other than any triggering person) will be entitled to acquire shares of Class A common stock or Class B common stock, as applicable, at a 50% discount or the Company may exchange each Right held by such holders for one share of Class A common stock or Class B common stock, as applicable. Under the Rights Plan, any person which currently owns more than the Triggering Percentage may continue to own its shares of common stock but may not acquire any additional shares without triggering the Rights Plan. Except as provided in the Rights Plan, the Board is entitled to redeem the Rights at $0.001 per Right.

Further details about the Rights Plan will be contained in a Form 8-K to be filed by Cumulus Media with the SEC.

About Cumulus Media

Cumulus Media (NASDAQ: CMLS) is an audio-first media company delivering premium content to over a quarter billion people every month — wherever and whenever they want it. Cumulus Media engages listeners with high-quality local programming through 403 owned-and-operated radio stations across 85 markets; delivers nationally-syndicated sports, news, talk, and entertainment programming from iconic brands including the NFL, the NCAA, the Masters, CNN, AP News, the Academy of Country Music Awards, and many other world-class partners across more than 9,800 affiliated stations through Westwood One, the largest audio network in America; and inspires listeners through the Cumulus Podcast Network, its rapidly growing network of original podcasts that are smart, entertaining and thought-provoking. Cumulus Media provides advertisers with personal connections, local impact and national reach through broadcast and on-demand digital, mobile, social, and voice-activated platforms, as well as integrated digital marketing services, powerful influencers, full-service audio solutions, industry-leading research and insights, and live event experiences. Cumulus Media is the only audio media company to provide marketers with local and national advertising performance guarantees. For more information visit www.cumulusmedia.com.

Forward-Looking Statements

Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact and relate to our intent, belief or current expectations, including but not limited to, statements related to the benefits of the Rights Plan and the ability of the Rights Plan to maximize shareholder value in the event of a takeover of Cumulus. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to differ from those contained in or implied by the forward-looking statements as a result of various factors. Such factors include, among others, risks and uncertainties related to the implementation of our strategic operating plans, the continued uncertain financial and economic conditions, the rapidly changing and competitive media industry, and the economy in general. We are subject to additional risks and uncertainties described in our quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the "Risk Factors," and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" sections contained therein. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control, and the unexpected occurrence or failure to occur of any such events or matters could cause our actual results, performance, financial condition or achievements to differ materially from those expressed or implied by such forward-looking statements. Cumulus Media assumes no responsibility to update any forward-looking statements, which are based upon expectations as of the date hereof, as a result of new information, future events or otherwise.

Investor Relations

IR@cumulus.com

404-260-6600